Exhibit 99.1
Contact: Tammy Chase
Director of Investor Relations
(312) 321-3230 or tchase@suntimes.com
SUN-TIMES MEDIA GROUP ANNOUNCES FOURTH QUARTER 2007
RESULTS; WILL HOST CONFERENCE CALL, WEBCAST TODAY
CHICAGO, IL, March 11, 2008 — Sun-Times Media Group, Inc. (NYSE: SVN) today reported a net loss of $59.1 million, or $0.73 per share, for the fourth quarter ended December 31, 2007, compared with a loss of $34.6 million, or $0.43 per share, in the fourth quarter of 2006. On an operating basis, the Company reported an operating loss of $42.0 million in the fourth quarter of 2007, compared with operating income of $21.4 million in the fourth quarter of 2006.
For the year ended December 31, 2007, the Company reported net income of $271.6 million or $3.37 per share, compared with a loss of $56.7 million, or $0.66 per share, for the year ended December 31, 2006. The full-year 2007 net income figure reflects the settlement of certain tax issues with the Canada Revenue Agency, resulting in a benefit largely reflecting the reversal of certain tax accruals, totaling $586.7 million, partially offset by an increase in the valuation allowance against deferred tax assets of $193.5 million. Income from continuing operations for 2007 was $270.0 million, or $3.35 per share, versus a loss of $77.6 million, or $0.91 per share, in 2006. For the 12 months of 2007, the Company reported an operating loss of $140.2 million, compared with an operating loss of $39.0 million in 2006.
The Company noted that 2007 results reflect significant costs associated with the criminal trial involving past management, the writedown of a loan to a subsidiary of Hollinger, Inc., and, on the positive side, the successful resolution of its Canadian tax obligation. All comparisons to the Company’s 2006 results were impacted by an extra week in 2006. More detail on the extra week is outlined below.
“The Company has moved vigorously to address its financial challenges, including starting an aggressive cost-reduction plan,” said Cyrus F. Freidheim, Jr., Sun-Times Media Group President and Chief Executive Officer. The cost reduction plan, announced in the fourth quarter of 2007, is designed to reduce operating costs by $50 million on an annualized basis by June 30, 2008.
“We have taken the bold steps we believe we need to take to remain a viable competitor,” Mr. Freidheim said. “At the same time, we have continued to invest in prospective high growth areas, including our increasingly successful online presence. Additionally, we will diligently continue to explore all alternatives to restore profitable operations and ensure the Company’s future success.”

Mr. Freidheim added, “Despite corporate legacy issues and powerful change forces redefining the newspaper business, the Sun-Times News Group still delivers the best and most widely read coverage in and around Chicago.”
Strategic Evaluation
Sun-Times Media Group in February 2008 announced it had begun an evaluation of the Company’s strategic alternatives to enhance shareholder value. These alternatives may include, but are not limited to, joint ventures or strategic partnerships with third parties, and/or the sale of the Company or any or all of its assets.
Investor Presentation
The Company plans to review 2007 results during a conference call today beginning at 4:30 EDT (3:30 p.m. CDT). Mr. Freidheim and William Barker III, Chief Financial Officer, will host the call. Investors and other interested parties are invited to listen to the conference call by dialing (888) 680-0894 in the United States or (617) 213-4860 from abroad and entering pass code 19214922, or via a simultaneous Internet broadcast on the Company’s Web site at www.thesuntimesgroup.com under Investor Relations.
Review of Operating Results
Total operating revenues for the fourth quarter were $93.3 million compared with $110.3 million in the year-ago period. Advertising revenues in the fourth quarter were $72.3 million, compared with $85.7 million a year ago, a decline of 15.7 percent (10.4 percent when factoring in the extra week in 2006). Circulation revenues in the fourth quarter were $19.0 million, compared with $22.3 million in the year-ago period.
For the year, operating revenues were $372.3 million, compared with operating revenue of $420.4 million in 2006. All of the Company’s revenues are generated by its Sun-Times News Group (STNG) news operation. Advertising revenues for 2007 fell 11.5 percent to $287.2 million from $324.6 million in 2006. The decrease was largely a result of lower retail advertising revenue of $13.9 million, lower classified advertising of $20.5 million and lower national advertising revenue of $6.3 million, partially offset by an increase in Internet advertising revenue of $3.3 million. For the year, circulation revenues were $77.6 million compared with $85.2 million in 2006.
Operating, Corporate Costs
Overall costs for the year were significantly impacted by a loan writedown and indemnification, investigation and litigation costs, net of recovery, versus significant net recoveries in 2006.
Total operating costs and expenses for the quarter were $135.3 million compared with $88.9 million during the same period the previous year. Newsprint and ink costs in the fourth quarter were $11.5 million, down 35 percent, from $17.7 million in the fourth quarter of 2006.

For the year, total operating costs and expenses were $512.5 million compared with $459.3 million in 2006. Total newsprint and ink costs for the year declined 25 percent to $50.6 million from $67.2 million in 2006.
Corporate expenses for the fourth quarter of 2007 were $6.3 million compared with $14.7 million during the fourth quarter of 2006.
For the year, corporate expenses were $79.7 million compared to $51.7 million in 2006, an increase of $28.0 million. The increase is largely due to bad debt expense of $33.7 million related to a loan to a subsidiary of Hollinger Inc. and an adjustment of $13.6 million in 2007 to decrease the estimated net proceeds related to the sale of publishing interests in prior years. These amounts are partially offset by lower compensation expenses of $10.0 million, lower legal and professional fees of $1.8 million, lower insurance costs, primarily directors and officers of $2.3 million, lower business taxes of $1.6 million, lower general expenses of $0.9 million and lower property and facility costs of $0.7 million due to the closing of the New York office in late 2006.
The decrease in compensation includes lower salaries and wages, including benefits, of $0.7 million which reflects lower incentive compensation costs of $0.6 million. The remaining decrease in compensation is largely due to a $7.1 million reduction in severance expense and lower Canadian pension expense of $1.9 million.
Other operating costs, which largely consist of accounting and finance, information technology, human resources, property and facilities and other general and administrative activities to support newspaper and online operations, were $37.3 million for the fourth quarter, compared with $16.8 million during the fourth quarter of 2006. The increase is largely due to a $15.2 million impairment charge in respect of capitalized direct response advertising costs and severance costs of $6.4 million.
For the year, other operating costs were $82.3 million, compared to $66.2 million in 2006, an increase of $16.1 million. The increase is largely due to the $15.2 million impairment charge in respect of capitalized direct response advertising costs, an increase in Web-related support and other costs of $2.3 million, increased telecommunications expense of $1.4 million and increased professional fees of $1.2 million. These increases were partially offset by lower severance cost of $4.7 million.

Below, a summary of infrequent items under Other Operating Costs and Corporate Expenses:

		Full		Full
(millions of dollars)	Q4 2007	year 2007	Q4 2006	year 2006

Other Operating Costs
Reorganization	$6.4	$6.4	$0.5	$9.2
Non-reorganization severance expense	0.2	0.4	1.0	2.6
Write-off of capitalized advertising costs	15.2	15.2	—	—
Tribune distribution agreement transition costs	0.4	1.8	—	—
Writedown of capitalized software	1.5	1.5	0.1	0.9

Corporate Expenses
Bad debt expense	—	$33.7	—	—
Loss on sale of newspaper operations	—	13.6	—	—
Indemnification, Legal Costs
Indemnification, investigation and litigation costs, net of recoveries, were $3.3 million in the fourth quarter of 2007, compared with a net recovery of $38.0 million in the fourth quarter the previous year.
For the year, indemnification, investigation and litigation costs, net, were an expense of $7.8 million compared to a net recovery of $17.4 million in 2006, an increase of $25.2 million. In 2007, the Company recorded $47.7 million in recoveries resulting from a settlement with a former officer and in 2006 the Company recorded $47.5 million in recoveries resulting from an insurance settlement. Indemnification costs increased $28.9 million to $47.8 million in 2007 from $18.9 million in 2006 as the criminal proceedings against former officers began in March 2007 and concluded in July 2007. Special Committee investigation and litigation costs decreased $3.4 million compared to 2006.
Cost-Reduction Plan
On December 14, 2007, the Company’s Board of Directors approved a plan to reduce the Company’s annual operating costs by $50 million. On January 29, 2008, the Company gave an update of that plan, which is well under way and includes headcount reduction, outsourcing and other cost-saving initiatives including eliminating and selling unprofitable titles and increasing profitability of newspapers by adjusting the ratio of news content to advertising. The Company expects the plan will be implemented by June 30, 2008. The Company incurred a one-time pre-tax charge against fourth-quarter 2007 earnings of $6.4 million, largely related to employee severance expense associated with the cost reduction plan, and an additional $0.4 million for the Tribune distribution agreement.

52/53 Week Accounting Cycle
The Company’s Sun-Times News Group newspaper operation is on a 52 week/53 week accounting cycle. This generally results in the reporting of 52 weeks or 364 days in each annual period. However, the year ended December 31, 2006 contained 53 weeks and the fourth quarter contained 14 weeks. This additional week added approximately $5.0 million to advertising revenue, $1.5 million to circulation revenue, and $6.6 million to total operating revenue in 2006. It also added $4.5 million to cost of sales ($2.1 million in wages and benefits, $1.0 million in newsprint and ink and $1.4 million in other costs), $0.6 million in sales and marketing expenses and $1.0 million in other selling, general and administrative expenses.
As a result, the 53rd week in 2006 added approximately $0.5 million in operating income as well as earnings from continuing operations before income taxes. The Statement of Operations Data includes the impact of the 53rd week. Note that Corporate and indemnification, investigation and litigation costs, net are presented on a calendar year basis in all years.
About Sun-Times Media Group
Sun-Times Media Group is dedicated to being the premier source of local news and information for the greater Chicago area. Its media properties include the Chicago Sun-Times and Suntimes.com as well as newspapers and Web sites serving more than 200 communities across Chicago. Further information can be found at www.thesuntimesgroup.com.
Cautionary Statement on Forward-Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result” or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by Sun-Times Media Group with the Securities and Exchange Commission, including in its Forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward- looking statements as a prediction of actual results.

SUN-TIMES MEDIA GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
December 31, 2007 and 2006

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006

Operating revenue:
Advertising	$72,323	$85,727	$287,198	$324,607
Circulation	18,984	22,295	77,629	85,235
Job printing	1,331	1,660	4,785	8,260
Other	620	630	2,646	2,277

Total operating revenue	93,258	110,312	372,258	420,379
Operating costs and expenses:
Cost of sales:
Wages and benefits	28,138	29,096	108,569	110,329
Newsprint and ink	11,547	17,654	50,619	67,196
Other	21,177	22,035	81,092	80,883

Total cost of sales	60,862	68,785	240,280	258,408

Selling, general and administrative:
Sales and marketing	19,639	18,016	70,378	66,499
Other operating costs	37,272	16,821	82,282	66,244
Corporate expenses	6,335	14,729	79,658	51,707
Indemnification, investigation and litigation costs, net of recoveries	3,294	(38,005)	7,807	(17,407)

Total selling, general and administrative	66,540	11,561	240,125	167,043

Depreciation	4,884	5,415	20,407	21,992
Amortization	3,006	3,102	11,667	11,886

Total operating costs and expenses	135,292	88,863	512,479	459,329

Operating income (loss)	(42,034)	21,449	(140,221)	(38,950)

Other income (expense):
Interest expense	(6)	(177)	(603)	(704)
Interest and dividend income	1,715	3,988	17,811	16,813
Other income (expense), net	(7,238)	2,049	(27,844)	2,642

Total other income (expense)	(5,529)	5,860	(10,636)	18,751

Income (loss) from continuing operations before income taxes	(47,563)	27,309	(150,857)	(20,199)
Income tax expense (benefit)	11,572	63,602	(420,888)	57,431

Income (loss) from continuing operations	(59,135)	(36,293)	270,031	(77,630)

Discontinued operations, net of income taxes:
Income from operations of business segments disposed of	—	—	—	199
Gain from disposal of business segments	—	1,666	1,599	20,758

Income from discontinued operations	—	1,666	1,599	20,957

Net income (loss)	$(59,135)	$(34,627)	$271,630	$(56,673)

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.73)	$(0.45)	$3.36	$(0.91)
Earnings from discontinued operations	—	0.02	0.02	0.25

Net earnings (loss)	$(0.73)	$(0.43)	$3.38	$(0.66)

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.73)	$(0.45)	$3.35	$(0.91)
Earnings from discontinued operations	—	0.02	0.02	0.25

Net earnings (loss)	$(0.73)	$(0.43)	$3.37	$(0.66)

Weighted average shares outstanding:
Basic	80,627	80,282	80,446	85,681

Diluted	80,627	80,282	80,661	85,681

SUN-TIMES MEDIA GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006

	2007	2006
	(In thousands, except
	share data)
ASSETS

Current assets:
Cash and cash equivalents	$142,533	$186,318
Accounts receivable, net of allowance for doubtful accounts of $12,276 in 2007 and $10,267 in 2006	73,031	73,346
Inventories	7,937	9,643
Escrow deposits and restricted cash	35,641	26,809
Recoverable income taxes	16,509	34,672
Other current assets	7,034	62,135

Total current assets	282,685	392,923
Loan to affiliate	—	33,685
Investments	42,249	6,422
Property, plant and equipment, net of accumulated depreciation	163,355	178,368
Intangible assets, net of accumulated amortization	88,235	92,591
Goodwill	124,301	124,301
Prepaid pension asset	89,512	49,645
Other assets	1,249	21,924

Total assets	$791,586	$899,859

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Current installments of long-term debt	$35	$867
Accounts payable and accrued expenses	112,621	110,168
Amounts due to related parties	8,852	7,995
Income taxes payable and other tax liabilities	1,027	627,385
Deferred revenue	10,060	10,698

Total current liabilities	132,595	757,113
Long-term debt, less current installments	3	6,041
Deferred income tax liabilities	58,343	26,974
Other tax liabilities	597,206	385,436
Other liabilities	78,448	84,078

Total liabilities	866,595	1,259,642

Stockholders’ equity (deficit):
Class A common stock, $0.01 par value. Authorized 250,000,000 shares; 88,008,022 and 65,308,636 shares issued and outstanding, respectively, at December 31, 2007 and 88,008,022 and 64,997,456 shares issued and outstanding, respectively, at December 31, 2006	880	880
Class B common stock, $0.01 par value. Authorized 50,000,000 shares; 14,990,000 shares issued and outstanding in 2007 and 2006	150	150
Additional paid-in capital	501,138	502,127
Accumulated other comprehensive income (loss):
Cumulative foreign currency translation adjustments	3,878	6,576
Unrealized gain on marketable securities	141	66
Pension adjustment	(29,718)	(43,412)
Accumulated deficit	(325,451)	(597,050)

	151,018	(130,663)
Class A common stock in treasury, at cost — 22,699,386 shares at December 31, 2007 and 23,010,566 shares at December 31, 2006	(226,027)	(229,120)

Total stockholders’ equity (deficit)	(75,009)	(359,783)

Total liabilities and stockholders’ equity (deficit)	$791,586	$899,859

Items affecting the Company’s consolidated income (loss) from continuing operations comprise:

	Favorable/(Unfavorable)
	Fourth Quarter	Year to Date
Income (loss) from continuing operations for period ended December 31, 2006	$(36.3)	$(77.6)
Operating revenue	(17.0)	(48.1)
Cost of sales	7.9	18.1
Sales and marketing	(1.6)	(3.9)
Other operating costs (excluding reorganization)	0.7	(3.6)
Reorganization costs	(6.0)	2.8
Write-off of capitalized advertising costs	(15.2)	(15.2)
Indemnification, investigation and litigation costs	6.2	(25.5)
Cost recoveries	(47.5)	0.2
Corporate expenses	8.4	(28.0)
Depreciation and amortization	0.6	1.8
Settlement of tax liabilities	—	586.7
Increase in income tax valuation allowance	(27.7)	(193.5)
Other income taxes, net	79.7	85.1
Total other income (expense)	(11.3)	(29.3)
Income (loss) from continuing operations for period ended December 31, 2007	$(59.1)	$270.0